Exhibit 99.1

Light & Wonder Announces Proposal to Acquire Remaining Public Shares of SciPlay

Transaction Would Unify L&W’s Businesses and Balance Sheet, Accelerating the Company’s Cross-Platform Strategy and Optimizing Investment of Capital

LAS VEGAS, May 18, 2023 – Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder,” “L&W” or the “Company”) today announced that it has submitted a proposal to the Board of Directors of SciPlay Corporation (NASDAQ: SCPL) (“SciPlay”) under which Light & Wonder would acquire the remaining 17% equity interest in SciPlay that it does not currently own for $20.00 per share in an all-cash transaction (the “Transaction”) valued at $422 million. Following the Transaction, SciPlay would become a wholly owned subsidiary of Light & Wonder.

Acquiring the remaining interest in SciPlay would:

●	Unify L&W’s businesses, enabling seamless collaboration with SciPlay that will add further momentum to the Company’s already robust cross-platform strategy; and

●	Combine the L&W and SciPlay balance sheets, providing flexibility to invest cash across the enterprise where it will best drive shareholder value.

The full text of the letter sent to SciPlay’s Board of Directors is below:

May 18, 2023

VIA EMAIL:

Board of Directors
SciPlay Corporation
6601 Bermuda Road
Las Vegas, NV 89119

Dear Members of the Board:

Light & Wonder, Inc. (“we” or “L&W”) is pleased to propose acquiring the 17% equity interest in SciPlay Corporation (“SciPlay”) that it does not currently own pursuant to a merger in which SciPlay’s shareholders, other than L&W and its subsidiaries, would receive $20.00 in cash for each share of SciPlay Class A common stock they own (the “Transaction”).  The proposed consideration would imply an enterprise value of $2.1 billion for SciPlay and a premium of 28.5% based on the SciPlay closing stock price as of the close of business on May 17, 2023, the last trading day prior to the proposal.

The proposed Transaction offers SciPlay’s public shareholders a compelling combination of value, speed and certainty.  SciPlay’s public shareholders would receive an immediate and certain premium value for their shares in cash, obtaining liquidity and de-risking their investment in a volatile and uncertain market.

L&W will not conduct due diligence and we do not expect consummation of the Transaction to require any regulatory approvals or the approval of L&W shareholders, simplifying and expediting closing the Transaction.  Further, L&W will not require any third-party financing to fully fund the Transaction.

Through our existing collaboration with SciPlay, we believe the Transaction would be operationally seamless, and we look forward to fully joining forces with SciPlay’s talented leadership team and employees to continue innovating on behalf of customers and players.

Currently, L&W owns approximately 83% of the economic interest and 98% of the voting interest in SciPlay. In considering this proposal, it should be noted that, in our capacity as a shareholder of SciPlay, we are interested only in the Transaction specified above with respect to the publicly traded shares of SciPlay and intend to vote in favor of such Transaction. We would not expect, in our capacity as a shareholder of SciPlay, to vote in favor of any alternative sale, merger or other corporate transaction involving SciPlay nor divest or sell any portion of our ownership interest.

Please note that this proposal is an expression of interest only, and we reserve the right to withdraw or modify our proposal in any manner at any time. No legal obligation with respect to the Transaction or any other transaction shall arise unless and until execution of a definitive merger agreement between L&W and SciPlay.

We believe it is appropriate for us to publicly disclose our proposal substantially concurrently with the delivery of this letter to you, and accordingly we plan to file this letter with the U.S. Securities and Exchange Commission. We expect that SciPlay’s Board of Directors will appoint a special committee comprised entirely of independent directors to consider our proposal. We have retained Macquarie Capital as our financial advisor and Cravath, Swaine & Moore LLP as our legal advisor with respect to this transaction. We encourage the special committee to retain its own legal and financial advisors to assist in its review of our proposal. We are available at your convenience to discuss any aspects of this proposal. Should you have any comments or questions regarding our proposal or otherwise, please do not hesitate to contact me.

Sincerely,

/s/ Matthew Wilson
Matthew Wilson
President and Chief Executive Officer

About Light & Wonder, Inc.

Light & Wonder, Inc. (formerly known as Scientific Games Corporation), is the global leader in cross-platform games. Light & Wonder brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit lnw.com.

Forward-Looking Statements

In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates regarding the proposed transaction, the expected benefits of the proposed transaction, future opportunities for the combined company and future stockholder value. Forward-looking statements are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including the possibility that the proposed transaction will not be agreed to, that the terms of any definitive agreement with respect to the proposed transaction will be materially different from those described, that the conditions to the completion of the proposed transaction may not be satisfied on the anticipated schedule or at all, that the proposed transaction may not be consummated or that Light & Wonder may be unable to achieve expected operational, strategic and financial benefits of the proposed transaction, and those factors described in Light & Wonder’s filings with the Securities and Exchange Commission (the “SEC”), including Light & Wonder’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K that was filed with the SEC on March 1, 2023 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for Light & Wonder’s ongoing obligations under the U.S. federal securities laws, Light & Wonder undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which any such offer, solicitation or sale would be unlawful. Any securities to be offered may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Additional Information and Where to Find It

This press release relates to a proposal which Light & Wonder has made to acquire all of the issued and outstanding shares of Class A common stock of SciPlay, which represents the common stock in SciPlay not already beneficially owned by Light & Wonder. In furtherance of this proposal and subject to future developments, if a negotiated transaction is agreed, SciPlay may prepare and file an information statement with the SEC. In addition, if a negotiated transaction is agreed, certain participants in the proposed transaction may prepare and file a Schedule 13E-3 transaction statement with the SEC. This press release is not a substitute for any information statement, Schedule 13E-3 transaction statement or other document Light & Wonder and/or SciPlay may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE INFORMATION STATEMENT, THE SCHEDULE 13E-3 TRANSACTION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LIGHT & WONDER, SCIPLAY AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC by Light & Wonder and/or SciPlay free of charge through at www.sec.gov. Copies of the documents filed by Light & Wonder (if and when available) will also be made available free of charge by accessing Light & Wonder’s website at https://explore.lnw.com/investors/.

Investor Inquiries:

Nick Zangari, Senior Vice President of Investor Relations
Steve Wan, Senior Director of Investor Relations
Email: ir@lnw.com

Media Inquiries

Nick Lamplough / Lucas Pers / T.J. O’Sullivan, Joele Frank, Wilkinson Brimmer Katcher, +1 212 355 4449

media@lnw.com